Ex 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris	Erica Pettit / Alecia Pulman
	Senior Vice President - Capital Markets	Investor Relations / Media
	Silverleaf Resorts	Financial Dynamics
	214-631-1166 x2218	212-850-5600

SILVERLEAF RESORTS, INC. ANNOUNCES PLANS TO
BUILD ITS FIRST WATER PARK

Indoor Water Park Will Be Part of The Villages Resort in Eastern Texas

DALLAS, TEXAS. (March 27, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced plans to build its first indoor water park at The Villages Resort, one of Silverleaf’s getaway resorts serving the Dallas/Fort Worth market.

Sharon K. Brayfield, president of Silverleaf, commented, “Our members enjoy many fun, family-oriented amenities throughout our resorts. The enthusiasm for water parks continues to grow each year and this new amenity will be a safe and convenient way for families to spend quality time together while increasing the year-round appeal of The Villages.”

The “WaterPark at The Villages” is expected to open in the fourth quarter of 2007. When completed it will be home for multiple themed attractions, including inner tube and body slides, a wave pool, an interactive play system topped by a giant tipping bucket of water, and a lazy river float ride. In addition, the on-site facilities will include food service, a retail area, an arcade and lockers. Silverleaf's planned capital expenditure for this project will be approximately $6.3 million. Management anticipates a boost in low season occupancy as well as improved sales efficiencies from the addition of this popular attraction.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf resorts offer a wide array of country club-like amenities, such as golf, clubhouses, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

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